EXHIBIT 12.1


               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES



                                                                          Year Ended December 31,
                                                ---------------------------------------------------------------------
                                                     1992          1993           1994           1995         1996
                                                ------------  ------------   ------------   ------------   ----------



Income (loss) before income taxes ...........   $     4,667   $    24,405    $     6,929    $    55,441    $  74,412
Fixed charges(1).............................           253           179             42             --        1,971
                                                ------------  ------------   ------------   ------------   ----------
   Total earnings and fixed charges..........         4,920        24,584          6,971         55,441       76,383

Fixed charges(1).............................           253           179             42             --        1,971

Ratio of earnings to fixed charges...........         19.45x       137.34x        165.98x            --        38.75x
                                                ============  ============   ============   ============   ==========


----------


(1) Fixed charges consist of interest expense incurred and the portion of rental expense under operating leases deemed by the Company to be representative of the interest factor.



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